                                Exhibit (h)(43)

                       Agreement dated as of June, 2001
                                    Between
                            One Group Mutual Funds,
                       One Group Administrative Services
                                      And
                      Board of Trade Clearing Corporation


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                                   AGREEMENT



          THIS AGREEMENT (the "Agreement") is made and entered into as of June__, 2001 by and between ONE GROUP MUTUAL FUNDS, a business trust organized and existing under the laws of the State of Massachusetts, having its principal office at 1111 Polaris Parkway, Columbus, Ohio 43271-1235 ("One Group"), ONE GROUP ADMINISTRATIVE SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal office at 1111 Polaris Parkway, Columbus, Ohio 43271-1235 ("OGA"), (collectively, One Group and OGA are referred to herein as the "Fund"), and the BOARD OF TRADE CLEARING CORPORATION, a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 141 West Jackson Boulevard, Chicago, Illinois 60604 ("Clearing Corporation").


                                   RECITALS

          A. The Clearing Corporation acts as a clearing organization for certain futures contracts and options on futures contracts traded on exchanges designated by the Commodity Futures Trading Commission pursuant to the Commodity Exchange Act as contract markets or on electronic trading facilities.

          B. The rules of the Clearing Corporation provide that its clearing members may invest in shares of One Group to be used as margin for transactions settled and cleared by the Clearing Corporation ("Securities"), and the Clearing Corporation desires to use the Securities as margin for such transactions.

                                   AGREEMENT

          The Fund agrees to hold, administer, deliver and exchange such Securities, and the cash income and proceeds thereof, as directed by the Clearing Corporation, either herein, or by notice as provided for herein, subject to the following terms and conditions:

          1. The terms and conditions contained in this Agreement shall apply to all Securities, and all cash income and proceeds thereof, including additional Securities purchased with such cash income, held under this Agreement. The Fund will not provide supervision, recommendations or advice to the Clearing Corporation with respect to the investment, purchase, sale, retention or other disposition of the Securities held under this Agreement.

          2. The Fund shall establish and maintain, at no cost to the Clearing Corporation, certain Clearing Corporation accounts at the Fund to hold Securities as


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margin as the Clearing Corporation shall direct, which shall be identified on the records of the Fund as the Clearing Corporation shall specify, including identification of accounts as customer segregated, where appropriate (the "Accounts"). Each such Account shall have as many subaccounts as the Clearing Corporation shall direct, which shall be identified on the records of the Fund as the Clearing Corporation shall specify. The record of each subaccount shall contain a description (including CUSIP number) of, and the aggregate net asset value and share quantity of, each issue of Securities therein.

          3. (a) Unless the Fund receives written authenticated instructions from the Clearing Corporation to the contrary, it is authorized and directed to take the following actions with respect to the Securities held in Accounts pursuant to this Agreement:

          (i) collect all income payable with respect to any Security and credit such income to the account designated by the Clearing Corporation clearing member who transferred such Securities to the Clearing Corporation, but the Fund shall bear no responsibility for losses resulting from its failure to make such collections except such losses as are the result of the Fund's failure to exercise reasonable care; and

          (ii) pay any proceeds received in accordance with subparagraph 3(c).

               (b) The Fund shall redeem Securities upon receipt of written authenticated instructions from the Clearing Corporation and pay any proceeds received in accordance with subparagraph 3(c).

               (c) The Fund shall credit all funds received with respect to any Security in any transaction under subparagraph 3(b) to such account(s) as the Clearing Corporation may direct from time to time.

               (d) Securities that are in the Accounts shall be held in the subaccounts thereof subject to the exclusive control of the Clearing Corporation. The Fund shall transfer, deposit, distribute or otherwise dispose of Securities held in any subaccount in accordance with written authenticated instructions from the Clearing Corporation, and shall comply with such instructions notwithstanding any pending proceeding under the Bankruptcy Code with respect to the Clearing Corporation clearing member by or on whose behalf Securities were deposited in such subaccount, except only to the extent that there is an effective written order issued otherwise than at the request of the Fund by a court of competent jurisdiction, which order is legally binding on the Fund and specifically orders the Fund not to transfer or otherwise dispose of Securities or funds held in a Account or subaccount thereof. The Fund agrees that it will not take any action to cause the issuance of an order described in the


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preceding sentence. No Securities shall be transferred from the Accounts except upon written authenticated instructions from the Clearing Corporation.

               (e) If the Fund, in accepting Securities for investment in a Account, makes any error in recording the investment of such Securities on its books, or, in making the credits required with respect to income and proceeds from Securities in accordance with paragraphs 3(a) and 3(c), credits an incorrect amount to any account, or credits an incorrect account, or fails to make a required credit, then (i) if the Fund detects its error on the same Business Day, it shall correct such error forthwith and if it has delivered to the Clearing Corporation or a clearing member any notice, statement or report ("Report") that reflects such error, it shall promptly deliver to the parties receiving such Report a correction thereto, or (ii) if the Fund fails to detect its error in time to correct it on the same Business Day, it shall advise the Clearing Corporation before taking corrective action. If the error resulted in an overpayment in any Account and the correction would result in a negative balance in such account, the Clearing Corporation, upon notice from the Fund, shall promptly return sufficient funds to the account to permit correction of the error, regardless of any claim that the Clearing Corporation may have against a particular clearing member.

               (f) The Fund shall execute on behalf of the Clearing Corporation such certificates as may be required to obtain payment with respect to, or to effect the sale, transfer or other disposition of, any Securities.

          4. (a) The Fund is authorized to accept and rely on all written instructions executed and authenticated by the Clearing Corporation with respect to the Securities, or the cash income and proceeds thereof, whether given by hand delivery, U.S. mail, courier, messenger, message via the Society for Worldwide Interbank Financial Telecommunications (S.W.I.F.T.), cable, telex or facsimile transmission, which the Fund reasonably believes to be genuine.

               (b) The Clearing Corporation assumes responsibility for any loss, claim or expense the Fund incurs in following the authenticated instructions of the Clearing Corporation except in the event of the Fund's failure to act in accordance with the reasonable commercial standards of the money market mutual fund business. The Fund shall not be liable for delays or failure to carry out such instructions due to circumstances beyond the Fund's control. Notice of all claims against the Fund for failure to properly carry out such instructions must be given to the Fund within 45 days from the date on which such instructions are executed.

               (c) The Fund undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, it being expressly understood that there are no implied duties hereunder. The Fund shall not be liable to the Clearing Corporation, directly or indirectly, for any damages or expenses arising out of the services provided hereunder other than damages which result from the Fund's failure to act in good faith in accordance with reasonable commercial standards of the money


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market mutual fund business; and the Fund shall not be liable for special or consequential damages (whether or not foreseen). The Fund has no duty to make investment decisions or to pay dividends on securities except such dividends as are received on the Securities.

          (d)  (i)    The Clearing Corporation agrees to indemnify the Fund, its officers and employees and hold them harmless for and from all claims, losses, liabilities and expenses, including, without limitation, reasonable legal fees and expenses and amounts paid or payable in settlement of any action proceeding or investigation, arising from any claim of any person or entity resulting from actions the Fund takes in accordance with provisions of this Agreement (including, without limitation, the disposition of Securities at the direction of the Clearing Corporation), except claims, losses, liabilities or expenses arising from the Fund's failure to act in good faith in accordance with reasonable commercial standards of the money market mutual fund business. The Fund may elect to be represented by its in-house legal department with respect to any matter to which the indemnification set forth in this paragraph is applicable, in which case "reasonable legal fees and expenses" shall not exceed the fully allocated cost to the Fund for the services of its legal department in connection with the matter.

               (ii) Within a reasonable period of time after an indemnified party receives notice of the commencement of any action, that indemnified party shall, if it intends to make a claim against the Clearing Corporation under this paragraph 4(d), notify the Clearing Corporation of its commencement and provide it with a copy of the summons and complaint. The Clearing Corporation shall be entitled to assume the defense of such action with counsel of its choice, reasonably acceptable to the Fund; provided, however, that if the Clearing Corporation is a party to the action, the indemnified party may retain the defense if advised by counsel that there are legal defenses available to the indemnified party which are different from or additional to those available to the Clearing Corporation.

               (iii) If the Clearing Corporation assumes the defense of any action pursuant to the foregoing sentence, the following additional provisions shall apply: (A) the Clearing Corporation shall provide the Fund with copies of all documents received by it or its counsel with respect to the


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               indemnified matter promptly upon receipt thereof and with copies of all documents proposed to be delivered by it or its counsel with respect to the indemnified matter, and shall use its best efforts to provide such documents sufficiently in advance of any deadline for delivery of such documents to allow the Fund to review and comment thereon prior to such deadline and prior to actual delivery; (B) the Clearing Corporation shall consult with the Fund in good faith as to the conduct of such defense and shall give due regard to any comments or suggestions made by the Fund; and (C) in the event the Fund disagrees with the Clearing Corporation about the conduct of the defense, the Fund may assume such defense, and upon such assumption by the Fund, the Clearing Corporation shall be released from its obligation to indemnify the Fund with respect to such action.

               (iv) The Clearing Corporation shall not be required to indemnify or reimburse any indemnified party for any amount paid or payable by such indemnified party in the settlement of any action, proceeding or investigation unless the Clearing Corporation gives its written consent to such settlement, which consent shall not be unreasonably withheld.

          5. (a) The Fund shall be responsible for the protection of the records it prepares in connection with this Agreement and Securities held hereunder, excepting only loss or destruction caused by an act of God, the public enemy, any government, governmental agency or military body, by any riot or civil commotion or by any other cause or condition beyond the control of the Fund.

               (b) The Fund will maintain records for each subaccount of each Account so as to enable the individual investments to be identified with specificity.

               (c) The Fund will not accept in any subaccount of a Account hereunder any Securities of which the Fund has actual knowledge that they are not free and clear of all liens, security interests, charges, encumbrances and rights of third parties of whatever kind or nature, except only the rights of the Clearing Corporation. Notwithstanding the foregoing, the Fund shall have no obligation to make any independent investigation as to, or to search for, the existence of any third party rights referred to in the preceding sentence.

               (d) The Fund shall not assert any lien on or security interest in, or exercise any right of set-off against, any Securities held under this Agreement.

          6.   The Fund acknowledges and agrees that:


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               (a)  The Securities invested into any Account hereunder, and any proceeds thereof, are held for the account of the Clearing Corporation as margin.

               (b) The Securities invested in any Account that the Clearing Corporation has identified to the Fund as being subject to CFTC segregation requirements are required to be segregated in accordance with the provisions of the Commodity Exchange Act and the regulations promulgated thereunder, and the Fund shall have executed an acknowledgment as required therein substantially in the form attached as Exhibit A to the applicable agreement.

               (c) The Securities and the Fund's records attendant thereto may be examined during regular banking hours by the Clearing Corporation or its agents or representatives, and by authorized representatives of the Commodities Futures Trading Commission, upon prior written notice by the Clearing Corporation to the Fund.

               (d) The Securities invested in any Account hereunder are maintained exclusively for the benefit of the Clearing Corporation and do not constitute general assets of the Fund.

               (e) (i) The Fund shall treat the Clearing Corporation as entitled to exercise the rights that comprise the Securities credited to the Accounts; (ii) the Securities credited to the Accounts shall be deemed to be "financial assets" (as defined in Section 8-102(a)(9) of the Uniform Commercial Code, ("UCC")); and (iii) the Fund shall identify the Clearing Corporation in the Fund's records as the "entitlement holder" (as defined in Section 8-102(a)(8) of the UCC) with respect to the Securities in the Accounts.

          7. The Fund and the Clearing Corporation shall observe the procedures identified in Exhibit B to this Agreement with respect to the Accounts on each Business Day.

          8. No later than 12:00 noon on the first business day of each week, the Fund shall deliver to the Clearing Corporation a current list, by subaccount, of the Securities held in each Account, showing as to each such Security (i) the CUSIP number, (ii) the net asset value and share quantity, and
(iii) description.

          9. The Clearing Corporation is authorized to, and the Fund acknowledges that the Clearing Corporation may, rely on the confirmations, notices and reports given by the Fund pursuant to this Agreement.

          10. Any delay or failure of either party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require future performance of that or any other provision of this Agreement and shall not be construed as a waiver of any subsequent breach of any


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provision, a waiver of this provision itself or a waiver of any other right under this Agreement.

          11. (a) Except as provided in paragraph 4(a) or any other provision of this Agreement setting forth the means by which certain notices, instructions or other communications are required or permitted to be given, any written notice, instruction or other communication required or permitted under this Agreement shall be given by hand delivery or United States mail, and shall be deemed delivered upon delivery by hand to, or on the second day (disregarding Saturdays, Sundays and holidays) after deposit in the United States mail, postage prepaid, return receipt requested, addressed to, the following address:

          If to the Fund:

          One Group Administrative Services, Inc.
          Suite J/K/L
          1111 Polaris Parkway
          Columbus, Ohio 23171-1235
          Attention:   Tim Thiebout

          If to the Clearing Corporation:

          Board of Trade Clearing Corporation
          141 West Jackson Boulevard
          Chicago, Illinois  60604
          Attention:   General Counsel

or such other address as the party to be so addressed may hereafter designate by notice.

               (b) The term "authenticated" as used herein means verified by use of a pre-authorized signature or facsimile signature on a writing, or by the use of one or more of the following as from time to time agreed to in writing between the Clearing Corporation and the Fund to be proof of the authorization of such communication by the sender: algorithms, other codes, identifying words or numbers, other identifying devices or procedures or call-back procedures.

               (c) The term "Business Day" means (i) the period of time during which both the Clearing Corporation and the Fund are open for business on a calendar day and (ii) such other days and times as may be agreed upon from time to time in writing by the Clearing Corporation and the Fund.

          12. If any of the provisions of this Agreement are invalid under any applicable statute or rule of law, they are, to that extent, to be deemed omitted.


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          13.  This Agreement, and all amendments and supplements hereto, if any, constitute the entire agreement between the parties relating to the subject matter hereof and supersede all proposals and agreements, oral or written, and all other communications, oral or written, between the parties relating to the subject matter hereof, and may not be modified except in a writing signed by the party against whom the modification is to be enforced.

          14. This Agreement may be terminated at any time by the mutual agreement of the parties. Additionally, any party may terminate this Agreement upon sixty (60) days prior written notice delivered to the other parties as provided for herein.

          15. In all matters set forth in this Agreement controlled by state law, the internal laws of the State of Illinois shall govern.

          16. Times specified herein refer to, in the absence of a contrary specification, Central Standard or Central Daylight Time as in effect in Chicago, Illinois on the date involved.

          17. This Agreement, including the exhibits attached hereto, as the same may be amended from time to time, is: (i) the sole and controlling agreement between the parties hereto concerning the subject matter hereof; and
(ii) supersedes all prior negotiations, agreements, understandings, representations, or communications, whether written or oral with respect to such subject matter.

          18. The names 'One Group Mutual Funds' and 'Trustees of the One Group Mutual Funds' refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of 'One Group Mutual Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                           ONE GROUP MUTUAL FUNDS

                           By: /s/ Mark A. Beeson
                              ---------------------
                           Name (Typed):   Mark A. Beeson


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                           Title: President


                           ONE GROUP ADMINISTRATIVE SERVICES, INC.

                           By: /s/ Robert L. Young
                              ----------------------
                           Name (Typed): Robert L. Young
                           Title: Managing Director

                           BOARD OF TRADE CLEARING CORPORATION


                           By: /s/ David G. Thome
                              ---------------------
                           Name (Typed): David G. Thome
                           Title: Vice President, Treasurer and Chief
                                Financial Officer



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                                   Exhibit A

                                                            ___________, 2001



[Address]


Re:   BOARD OF TRADE CLEARING CORPORATION CUSTOMER
      SEGREGATED MARGIN ACCOUNT, ACCOUNT NO. _________________

Ladies and Gentlemen:

The Board of Trade Clearing Corporation has or may have certain sums of money or securities (hereinafter referred to as "funds") credited to the Board of Trade
                                        -----
Clearing Corporation Customer Segregated Margin Account, Account No. _______________ (the "Account") established and maintained with you.
                      -------

You are hereby informed that funds deposited in the Account, and subsequent additions thereto and accruals therein, represent and include funds belonging to customers of the clearing members ("Clearing Members") of the Board of Trade
                                    ----------------
Clearing Corporation.

Such funds have been transferred to the Account as initial margin by the customers of Clearing Members, who are trading in commodity futures and option contracts listed on the Board of Trade of the City of Chicago and its affiliates (collectively the "Exchange"), which funds are regulated by Section 4d(2) of the
                   --------
Commodity Exchange Act and Regulations of the Commodity Futures Trading Commission ("CFTC"). Such funds are held, and are required to be held, in
             ----
accordance with the provisions of the Commodity Exchange Act and CFTC
Regulations.

Section 4d(2) of the Commodity Exchange Act and CFTC Regulations 1.20(b) and 1.26(b) provide that such commodity customers' funds shall be segregated and treated as belonging to the Clearing Members' commodity customers, rather than as belonging to the Exchange or Clearing Members.


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Accordingly, funds held in the Account shall be separately accounted for and segregated as belonging to the commodity customers of Clearing Members; no portion of the funds in the Account may be obligated to any person (including you), except to purchase, margin, guarantee, secure, transfer, adjust or settle trades, or contracts of commodity customers; and no person (including you) may hold, dispose of, or use any funds in the Account as belonging to any person other than commodity customers. Without limiting the generality of the foregoing, the funds in the Account will not be subject to any lien or offset or liability which may now or hereafter be owing to you by the Clearing Corporation, the Exchange or any other person other than customers, and such funds shall not be applied by you upon any such indebtedness or liability.

Please acknowledge the foregoing and your agreement thereto by signing in the space provided below.

                                    Very truly yours,

                                    BOARD OF TRADE
                                    CLEARING CORPORATION


                                    By:  _________________________
                                    Its: _________________________

Accepted and Agreed to as of

___________________, 2001


One Group Mutual Funds


By:
Its:


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                                   Exhibit B
                                   ---------

1. The Fund will only accept for investment to any sub-account of a Account shares of a money market mutual fund approved in writing in advance by the Clearing Corporation ("MMMF Shares") that are fully and finally paid for and, to the Fund's actual knowledge, are free and clear of liens, security interests, charges, encumbrances and rights of third parties.

2. The Fund shall not assert any lien on or security interest in, or exercise any right of set-off against, any MMMF Shares in its custody.

3.   MMMF Shares shall be deposited only in 1000 share increments.

4. Dividend reinvestments and income accruals related to, and income earned from, MMMF Shares shall not be credited to the Clearing Corporation's Accounts or to a specific member sub-account. All such income will only be credited to the account of the clearing member firm, except in the event the Clearing Corporation notifies the Fund that the clearing member firm is in default, in which case the Fund shall credit all such dividend reinvestments and income accruals related to, and income earned from, MMMF Shares that accrue after receipt of such notice from the Clearing Corporation to the Clearing Corporation's Accounts.

5. The Fund shall notify the Clearing Corporation by facsimile transmission no later than 10:00 a.m. each day of all purchase orders or advices that the Fund has received from all clearing member firms prior to 9:00 a.m. on that day.

6. The Fund shall notify the Clearing Corporation by facsimile transmission no later than 10:00 a.m. each day if there are no purchase orders for that day from all clearing member firms.

7. Between 11:00 a.m. - 2:35 p.m. each day the Fund shall promptly send written confirmation, via facsimile transmission, of each delivery of MMMF Shares into a Account that is deemed delivered between 10:00 a.m. and 2:30 p.m. on that day.

8. The Fund shall produce and make available to the Clearing Corporation sub-accounted daily transaction statements or advices indicating all deposits and withdrawals of MMMF Shares from any Account at 9:30 a.m. on the immediately preceding day.


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10.  No later than 12:00 noon on the first business day of each week, the Fund shall deliver a current list as of the previous week's last business day, by sub-account, of all MMMF Shares held in each Account, showing the aggregate net asset value and share quantity.


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